Exhibit 10.1

ASSET PURCHASE AGREEMENT

Between

TRADESTATION TECHNOLOGIES, INC.,

as Purchaser,

AND

RINA TECHNOLOGIES, LLC

as Seller

Dated as of August 23, 2010

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of August 23, 2010, between TRADESTATION TECHNOLOGIES, INC., a Florida corporation (“Purchaser”), and RINA TECHNOLOGIES, LLC, an Ohio limited liability company (“Seller”).

WHEREAS, Seller owns the Assets and the Business (as such terms are defined below);

WHEREAS, the members of Seller are James C. Goldcamp, who holds a 5% membership interest, Roman Marchevsky, who holds a 5% membership interest, and RINA Holdings, LLC, an Ohio limited liability company that holds a 90% membership interest (“RINA Holdings”); and the members of RINA Holdings are Leo J. Zamansky, who holds a 50% membership interest, Terence M. Carr, who holds a 38% membership interest, Oleg L. Zamansky, who holds a 10% membership interest, and Peter M. Carr, who holds a 2% membership interest; and

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser desires to purchase from Seller, the Assets, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

Defined Terms

1.1 Defined Terms. The following terms, not defined elsewhere in this Agreement, shall have the following meanings:

“Agreement” shall mean the agreement between the Parties contained in this document and the exhibits and schedules hereto.

“Affiliate” shall mean, with respect to any party, any person which directly or indirectly through equity ownership or through any other arrangement either controls, or is controlled by, or is under common control with, such party. The term “control” shall mean the power to direct the affairs of such party by reason of ownership of voting stock or other equity interests, by contract or otherwise.

“Assets” shall mean the assets and properties being conveyed by Seller to Purchaser pursuant to this Agreement, which includes but is not limited to, the Software (including all related Source Code, Object Code, Executable Code, Intellectual Property Rights, Documentation, Materials, Enhancements and Derivative Works); the Assigned Contracts; the Website; and other Materials relating to the Business, including all related assets, properties, interests, business, good will, and claims of every kind and nature whatever, tangible or intangible, vested or unvested, contingent or otherwise, and wherever located, whether or not reflected on the books and records of Seller . Notwithstanding any of the foregoing to the contrary, “Assets” do not include any cash in banks or on hand of Seller or Common Documentation.

“Assigned Contracts” shall mean any and all Contracts that grant, assign, convey or acknowledge (i) to Seller, or Seller’s predecessor-in-interest, the ownership of the Assets, or any part thereof, or (ii) to any third-party customer or end user, the right to use the Software, including all license rights, disclaimers and assumptions of liability by the end user or customer.

“Business” shall mean the current and historical development, enhancement, marketing, licensing and sale of the Software to end user customers or others.

“Confidential Information” shall mean all non-public information relating to the Business and the Assets (including but not limited to all Software), including but not limited to the Intellectual Property Rights, and all technical, commercial, scientific, marketing or business data and information, processes, designs, technical and functional specifications, development plans, concepts and ideas, financial information, customer and vendor information or records, business plans, information relating to business operations, affairs, assets or liabilities, products, analysis, test results, descriptions, drawings, designs, computer software, Source Code (and source code notes), Object Code, flow charts, algorithms, models, programming, Know-how, trade secrets, systems, methods, materials and/or data and any other information of a confidential and commercially sensitive nature pertaining to any of the Assets which is not readily available in the public domain, whether or not formally designated as confidential and whether in written, oral, magnetic, digital, electronic, machine-readable or other format. Confidential Information does not include (x) information that, at the time of disclosure, is generally known (or later, through no fault of Seller or Seller’s Affiliates, agents or employees, becomes generally known) in Purchaser’s industry, or (y) information lawfully received by Seller from a third party unaffiliated with Purchaser and under no restriction upon use or disclosure of the information.

“Confirmatory Assignments of Ownership” shall mean the confirmatory assignments of ownership to be executed and delivered in the form attached as Exhibit “A” by the persons listed near the top of such attached form.

“Consulting Agreement” shall mean the Consulting Agreement to be executed and delivered by Purchaser, as the engaging party, and Leo Zamansky, as consultant, in the form attached as Exhibit “B.”

“Contracts” shall mean, collectively, and “Contract” shall mean, individually, all contracts and agreements of any kind or nature, whether written or oral, to which Seller is a party in respect of the Software and/or the Business or to which Seller or the Assets or the Business are subject, and all rights, interests, benefits and privileges arising thereunder, including, but not limited to, the Assigned Contracts.

“Copyright” shall mean all rights of copyright in and to the Assets, registered and unregistered.

“Carr Employment Agreement” shall mean the Employment Agreement to be executed and delivered by Purchaser, as employer, and Terence Carr, as employee, in the form attached as Exhibit “C.”

“Common Documentation” shall mean all written descriptive and instructional information and other materials incorporated into documentation or material for other software products developed or owned by Seller or its Affiliates that is the same or similar to part of the Documentation or Materials for the Software but does not contain information that is specific to the Software.

“Dai Services Agreement” shall mean the documentation pursuant to which RINA Systems, Inc. shall provide the services of Yan Dai to Purchaser and the restrictive covenants that Yan Dai will agree to directly with Purchaser, in the form attached as Exhibit “D.”

“Derivative Work” shall mean a work that is based upon one or more pre-existing works, such as a revision, modification, translation (including compilation or recapitulation by a computer), abridgement, expansion or any other form in which such a pre-existing work may be recast, transformed or adapted, and that, if prepared without authorization by the owner of the pre-existing work, would constitute a copyright infringement.

“Documentation” shall mean, with respect to any Software, all existing and subsequently-created written descriptive and instructional information which is reasonably necessary or appropriate to provide a user with sufficient instruction to use as intended such Software, including, but not limited to, user manuals, but excluding Common Documentation.

“Enhancements” shall mean any and all enhancements, improvements, developments, modifications, adaptations, customizations, changes, variations, updates or upgrades of any Software, including, but not limited to, any Derivative Work thereof.

“Executable Code” shall mean, with respect to any Software, a set of machine-readable instructions that has been assembled or compiled from the Source Code and Object Code, and linked, and that can operate on the appropriate computer without further compiling, assembling or linking.

“HedgeFacts” shall mean the HedgeFacts products, which are owned by HedgeFacts, LLP or its Affiliates, in which Affiliates of Seller have ownership interests. The HedgeFacts software/product is a fully integrated technology platform that offers managed account businesses and funds complete partnership and business accounting, automated data collection from brokers, reconciliation of trades and positions, performance reporting, real time P/L and risk analysis tools along with streamlined administration functions.

“Indebtedness” shall mean (i) all debt for the payment of money or borrowed money or for the deferred purchase price of property or services, (ii) obligations evidenced by notes, bonds,

debentures or other instruments, (iii) lease obligations which would normally be capitalized under generally accepted accounting principles, and (iv) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of others of types referred to in clauses (i), (ii) and (iii) above.

“Intellectual Property Rights” shall mean all of the following which relate to, constitute part of, or are embodied by, or in any way pertain to, any of the Assets, including, but not limited to, any of the Software or Materials: (i) Patents, (ii) Know-how, (iii) Trademarks, (iv) Trade Names, and (v) Copyrights, and all business rights, inventions, trade secrets, service marks, design rights, invention rights, rights to trade secrets, and all other intellectual property rights which may subsist or be capable of protection now or in the future anywhere in the world, whether or not any of these are registered. Notwithstanding the foregoing, Intellectual Property Rights does not include the general business processes and general methodology used by Seller or its Affiliates in the development of software products generally that are needed to develop software products or systems which are not included in the Assets and are not subject to the restrictive covenants set forth in this Agreement (“General Development Processes and Methods”).

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended.

“Know-how” shall mean all trade secrets, know-how (including, without limitation, product know-how and use and application know-how), processes, product designs, specifications, formulae, systems, selling techniques, customer requirements, quality control procedures, manufacturing, engineering and other drawings, computer databases and software, technology and all other information and intangibles, including, without limitation, technical information, engineering data and design and engineering specifications, research records, market information and surveys and all promotional literature, customer and supplier lists (and all other information relating to suppliers and customers) and similar data which relate to the Assets. Notwithstanding the foregoing, Know-how does not include any of the foregoing that relate to General Development Processes and Methods.

“Liabilities” shall have the meaning specified in Section 3.1 below.

“Licenses” shall mean all local, municipal, state and federal licenses, franchises, permits, consents, approvals, waivers, rights and authorizations used or required for use in connection with the conduct of the Business.

“Lien” shall mean any mortgage, notarial bond, pledge, deed of trust, assignment, lien, charge, encumbrance, restriction or security interest of any kind or nature whatsoever, or the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Materials” shall mean, with respect to any of the Assets, and the Business, all products, labels, Documentation, literature, data, information, databases, compilations of data, policies, procedures, models, reports, plans, notes, files, diagrams, manuals, templates, schematics, correspondence, specifications, customer and supplier records and mailing lists of any and all types, artwork, photographs, sales or advertising material, manuals, teaching aids, customer provided designs, drawings or blueprints of any kind, and all other records, irrespective of the form and format of the foregoing and whether tangible or intangible, but excluding Common Documentation.

“Non-Competition Agreement” means the non-competition agreement, in the form attached as Exhibit “E.”

“Object Code” shall mean, with respect to any Software, a set of machine readable instructions generated by the compilation of the Source Code.

“Parent” shall mean TradeStation Group, Inc., a Florida corporation.

“Parties” shall mean Seller and Purchaser collectively.

“Patents” shall mean patents (including all reissues, divisions, continuations, continuations in part and extensions thereof), patent applications and patent disclosures docketed and all other patent rights (including, without limitation, all claims against third parties for past infringement not heretofore asserted).

“person” shall mean any natural person, corporation, limited liability company, association, partnership, governmental agency or subdivision thereof, joint venture or other entity.

“Purchase Price” shall mean the sum of Five Million Dollars ($5,000,000.00), payable in accordance with Section 2.3 below.

“Receivables” shall mean all accounts receivable, claims, notes and other amounts receivable by Seller or which may be claimed by Seller as a result of the Business or the operations or ownership of the Assets, including, without limitation, all amounts due from customers or vendors, together with any unpaid financing charges accrued thereon, whether or not arising in the ordinary course of business, including the proceeds of all of the foregoing received after the date hereof.

“Restricted Stock” shall mean shares of common stock, par value one cent per share, of TradeStation Group, Inc., Purchaser’s parent company, currently tradable as common stock on the NASDAQ Global Select Market under the symbol TRAD, that are issued to Seller as part of the Purchase Price.

“Restricted Stock Agreement(s)” shall mean the agreements, in the forms attached as Exhibit “F” (for Leo Zamansky) and Exhibit “G” (for Terence Carr) which govern all of the terms and conditions regarding the issuance, rights and obligations relating to the Restricted Stock.

“Software” shall mean (a) any and all current and prior versions of Portfolio Maestro (including the TradeStation only and open versions), PortfolioStream 6, Performance Suite 7,

Portfolio Evaluator 7, Money Manager 7, 3D SmartView, Dynamic Zones, Dynamic Zones Analysis Pack (also sometimes referred to as Dynamic Zones Indicator), Optilogix Walk Forward Optimization, Portfolio Tracker Pro, Selector Pro Toolbox, and Performance Summary Plus, and (b) all applications and all software technology in any manner relating to trading analysis software products (including the creation, design, back testing, optimization and/or automation of trading strategies, systems or rules but excluding any of the foregoing used by Seller or any of its Affiliates solely for purposes of proprietary trading or trading for the accounts of their clients), including, with respect to all of the foregoing described in (a) and (b), all Derivative Works, Enhancements, Documentation and Materials relating thereto, all Intellectual Property Rights, and all Source Code, Object Code, Executable Code and programming notes.

“Source Code” shall mean, with respect to any Software, the form of code which is human-readable and which can be translated by a compiler or assembler for execution on a computer, and all related programming notes.

“Taxes” shall mean all taxes of any kind, including, without limitation, those on, or measured by or referred to as, income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, customs duties or similar fees, import or export duties, vat, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, domestic or foreign.

“Trademarks” shall mean trademarks, registrations thereof, pending applications therefor, and such unregistered rights as may exist through use, that relate to the Software, including, without limitation, those listed on Schedule 4.4, but excluding any trademarks or rights relating to the name “RINA.”

“Trade Names” shall mean trade names, brand marks, trade dress, brand names, registered domain names and all other names and slogans used in connection with the Software or the Business or embodying good will in connection with the Software or the Business or for which no trademark registration has been obtained and for which no application is pending, including, without limitation, those listed on Schedule 4.4.

“Website” shall mean www.portfoliomaestro.com.

ARTICLE 2

Purchase and Sale

2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser, and Purchaser hereby purchases and accepts from Seller, the Assets (including, without limitation, all of Seller’s right, title and interest therein and thereunder), free and clear of any and all Liens and/or Liabilities. Such purchase and sale is, and shall be, automatically effective, with neither Party being required to execute any further document or do any other act or thing, except as requested by the other to more fully perfect said purchase and sale or as required by law. In addition, for no additional consideration of any kind, Seller hereby grants to Purchaser a worldwide, unconditional, irrevocable and non-exclusive license to use the Common Documentation and General Development Processes and Methods in connection with the Software.

2.2 Delivery of Certificates and Other Instruments of Transfer. Seller shall deliver to Purchaser concurrently herewith such specific assignments, bills of sale, endorsements, deeds and other good and sufficient instruments of conveyance and transfer, in form and substance satisfactory to Purchaser and its counsel, as shall be effective to vest in Purchaser title to all the Assets. Seller shall, simultaneously with such delivery pursuant to the preceding sentence, put Purchaser in actual possession and operating control of the Assets. Seller shall also deliver to Purchaser a resolution of the members of Seller (and a resolution of the members of RINA Holdings) specifically approving and ratifying this Agreement, including all terms and conditions hereof and all transactions set forth or contemplated herein.

2.3 Purchase Price. In consideration of the transfer to Purchaser of the Assets, Purchaser shall pay to Seller the Purchase Price, as follows: (a) $4,208,000 in cash on the “Closing Date” (as described and defined below); and (b) $792,000 payable in newly-issued common stock of Parent (the “TS Stock”), on the Closing Date, based upon the average last/closing price of the TS Stock for the 5-day period immediately preceding the Closing Date (i.e., number of shares issued will equal $792,000 divided by the average of said 5-day last/closing price). The Purchase Price shall then simultaneously be distributed by Seller to its members and by RINA Holdings to its members so that ultimately the six (6) individual beneficial owners of Seller receive their proportionate share (a “Member Share”) as follows: (x) James C. Goldcamp, Roman Marchevsky, Oleg L. Zamansky and Peter M. Carr shall receive their Member Shares in cash and (y) Terence M. Carr and Leo Zamansky shall each receive their Member Share eighty percent (80%) in cash and twenty percent (20%) in TS Stock. For the ease of administration, individual certificates for TS Stock (the “Individual Certificates”) will be issued directly to Terence Carr and Leo Zamansky in accordance with their respective beneficial ownership interests (no certificate will be issued to Seller), on or promptly following the Closing Date . The terms of the TS Stock shall be as follows: (i) the total number of shares of the TS Stock shall be issued on or promptly following the Closing Date; (ii) the TS Stock issued to Leo Zamansky (as evidenced by his Individual Certificate), shall be contractually restricted from sale as follows: 22% of his shares can be sold upon issuance (subject to any transfer restrictions resulting from applicable securities laws); an additional 28% (i.e. a total of 50% of the shares) may be sold after the first anniversary of the Closing Date, and the balance may be sold after the second anniversary (there are no events or circumstances that would cause any of these shares to revert to TradeStation Group, Inc. since the ability to sell depends only on the passage of time); (iii) Terence Carr’s TS Stock, as evidenced by his Individual Certificate, shall be contractually restricted from sale as follows: no shares may be sold until the first anniversary of the Closing Date, 1/3 may be sold after the first anniversary of the Closing Date, an additional 1/3 of the original amount may be sold after the second anniversary of the Closing Date, and the balance may be sold after the third anniversary of the Closing Date; provided, however, that if Terence Carr’s employment is terminated as a result of an “Employer Termination With Cause” or an “Employee

Termination Without Cause” under, and as such terms are defined in, the Carr Employment Agreement prior to the expiration of that three-year term, all shares of TS Stock which Terence Carr does not have the right to sell at the time of that employment termination shall automatically revert to TradeStation Group, Inc. for no consideration; and (iv) all sale restrictions will be removed for an individual who dies or becomes permanently disabled. The TS Stock will be issued to Seller, including distribution to Terence Carr and Leo Zamansky, with the understanding that it is for investment purposes only, and will be subject to the applicable provisions of Rules 144 of the Securities Act of 1933.

2.4 Power of Attorney, etc.

(a) Seller hereby constitutes and appoints Purchaser and Purchaser’s successors, legal representatives and assigns the true and lawful attorneys of Seller, with full power of substitution, in the name of Seller or Purchaser, but on behalf of and for the benefit of Purchaser and its successors, legal representatives and assigns and at the expense of Purchaser: (i) to demand and receive from time to time any and all of the Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all proceedings at law, in equity or otherwise that Purchaser and its successors, legal representatives or assigns may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets and otherwise to collect, assert or enforce same (including without limitation any Receivables and under any of the Assigned Contracts); (iii) to defend or compromise any or all actions, suits or proceedings in respect of any of the Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Purchaser and its successors, legal representatives or assigns shall deem desirable. Seller hereby agrees that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by it in any manner or for any reason. Seller shall execute and deliver concurrently herewith a separate power of attorney in form and content substantially similar to the foregoing.

(b) Purchaser shall have the right to receive and open all mail, packages and other communications addressed to Seller and/or relating to the Business or the Assets, and Seller agrees promptly to deliver to Purchaser any such mail, packages or other communications received directly or indirectly by Seller. Purchaser shall have the right and authority to collect, for its own account, any Receivables as of the close of business on the Closing Date, and Seller shall promptly transfer or deliver to Purchaser any cash or other property received directly or indirectly by Seller in respect of such Receivables, including any amounts payable as interest, and such funds will be deemed held in trust for the benefit of Purchaser until so transferred or delivered by Seller. Purchaser shall promptly deliver to Seller all mail, packages and other communications received by it which relate to Seller but do not relate to the Business or the Assets.

2.5 Notices to Customers. Concurrently herewith, Seller and Purchaser shall cooperate in sending such notices to Seller’s customers as Purchaser, with the advice of Seller, deems appropriate to ensure that all payments from such customers are delivered to Purchaser and that the continuation and maintenance of relations between Purchaser, on the one hand, and such customers, on the other hand, is effected, preserved and enhanced to the maximum extent possible in light of Purchaser’s business plans and interests with respect to the Assigned Contracts affecting those customers.

2.6 Consulting Agreement. Concurrently herewith, Leo Zamansky and Purchaser shall execute and deliver the Consulting Agreement.

2.7 Restricted Stock Agreements. Concurrently herewith, Seller and Purchaser shall execute and deliver the Restricted Stock Agreement (in the form attached as Exhibit “F”). The Parties agree that, as soon as possible after the closing, Seller and RINA Holdings will distribute the TS Stock as described in Section 2.3 of this Agreement. After such distribution, the Restricted Stock Agreement with Seller shall be terminated and Leo Zamansky shall execute a Restricted Stock Agreement in form and substance identical to the Restricted Stock Agreement executed by Seller (i.e., the form attached as Exhibit “F”), and Terence Carr shall execute the Restricted Stock Agreement that reflects the terms described in Section 2.3 of this Agreement (in the form attached as Exhibit “G”).

2.8 Employment Agreements. Concurrently herewith, Purchaser and Terence Carr shall execute and deliver the Carr Employment Agreement and Purchaser, RINA Systems, Inc. and Yan Dai shall execute and deliver the Dai Services Agreement.

2.9 Non-Competition Agreement. Concurrently herewith, each of RINA Holdings, RINA Systems, Inc., Leo Zamansky, Terence Carr, Oleg Zamansky, Peter Carr, James C. Goldcamp and Roman Marchevsky shall execute and deliver a Non-Competition Agreement. Seller and Purchaser believe that these Non-Competition Agreements have an aggregate value of $20,000 and used that value when calculating the total Purchase Price.

2.10 Confirmatory Assignments of Ownership. Prior to the signing of this Agreement, each of RINA Holdings, RINA Systems, Inc., Leo Zamansky, Terence Carr, Oleg Zamansky, Peter Carr, James C. Goldcamp, Roman Marchevsky and Yan Dai shall have executed and delivered a Confirmatory Assignment of Ownership.

2.11 Closing Date. Assuming the proper execution and delivery of all of the documents set forth in this Article 2 and the transfer of all Assets contemplated thereby simultaneously with the execution and delivery of this Agreement (or as soon as reasonably practical thereafter), and the payment of the Purchase Price, this transaction shall be deemed closed, and that date of completion shall be deemed the Closing Date. The parties will endeavor to cause all document execution and transfers required to complete this Agreement to be completed on or about the date of execution and delivery of this Agreement and, in all events, within 10 days of such execution and delivery of this Agreement.

ARTICLE 3

No Assumption of Liabilities

3.1 No Assumption of Liabilities. Except as otherwise expressly and specifically provided herein, Purchaser shall not be obligated to pay or perform or otherwise be responsible for any liabilities, claims, demands, obligations, debts, Indebtedness, judgments, orders, duties or responsibilities of any kind or nature, howsoever arising whether fixed, contingent, known or unknown, disclosed or undisclosed (collectively, “Liabilities”) of Seller or any of Seller’s Affiliates or which in any manner relate to the Business. Seller represents and warrants to Purchaser that it and the Business has no Indebtedness, and that Seller’s only Liabilities are Seller’s obligations, if any, under the Contracts. Seller and Purchaser acknowledge and agree that this Agreement covers the purchase of specific assets, and that while Purchaser is purchasing all of Seller’s goodwill in its Trademarks, Trade Names, Intellectual Property Rights, and in Seller’s and its principals expertise and reputation, Purchaser is not buying, or continuing, Seller’s business as a going concern, but rather plans to incorporate the Assets into Purchaser’s main product offering. Purchaser is accepting assignment of no Contracts other than the Assigned Contracts, and is assuming no Liabilities or other obligations under any Contracts, including the Assigned Contracts, other than Purchaser will undertake to provide, as requested from time to time, basic customer or technical support to Seller’s end user/customers under Assigned Contracts with those end/user customers who have licensed the right to use Portfolio Maestro or any other product included in the Software. The foregoing maintenance and support obligations assumed by Purchaser under the Assigned Contracts shall not be included in the term “Liabilities.”

ARTICLE 4

Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser, which representations and warranties shall survive for a period of two years from the Closing Date the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, as follows:

4.1 Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the applicable laws of the State of Ohio, with full power and authority to own or lease its properties and assets as presently owned or leased and to conduct its businesses as presently conducted. Seller is the sole owner of the Software and other Assets, except to the extent that the Software or Assets include (i) any software that has been licensed from a third party, (ii) open source code modules, or (iii) information in the public domain. Seller has full power and authority to own, use and license the Software and other Assets as presently owned, used and licensed.

4.2 Authority. Seller has full limited liability company or organizational power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby. All limited liability company and organizational acts and other proceedings required to be taken by or on the part of Seller or Seller’s members to authorize Seller to execute, deliver and perform this Agreement and such other agreements and instruments and to consummate the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser and Parent) this Agreement constitutes legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not violate, or conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, permit the cancellation of, or result in the creation of a Lien on any of the Assets pursuant to, any organizational document of Seller or any of its members, or any indenture, mortgage, deed of trust, lease, Contract or other agreement or instrument, judgment, order, decree, law, ordinance, rule or regulation, to which Seller or any of its members is a party or by which Seller or any of the Assets or the Business is bound or affected, or pursuant to any License. No approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

4.3 No Subsidiaries. Seller (i) does not own stock or have any other equity interest in, and does not control, directly or indirectly, any corporation, limited liability company, association, partnership, joint venture or other entity or person and (ii) is not a party to any joint venture or partnership agreement.

4.4 Intellectual Property Rights. Seller owns no Patents and no patent applications relating to any of the Software are pending. Seller has used no Trademark or Trade Name in connection with the Software other than those listed on Schedule 4.4 and, except to the extent that the Software or Assets include (i) any software that has been licensed from a third party, (ii) open source code modules, or (iii) information in the public domain, (a) Seller validly owns, beneficially and of record, and holds the entire right, title and interest in and to the Software and all Intellectual Property Rights relating to the Software or used in the Business, free and clear of any Lien and (b) upon the consummation of the assignment and transfer provided for herein, Seller will have validly assigned and transferred to Purchaser all right, title and interest in and to such Software and Intellectual Property Rights free and clear of any Lien. Purchaser shall receive, pursuant to this Agreement, on the Closing Date, complete and exclusive right to use all tangible and intangible property rights existing in the Software, subject to the rights of all existing licensees. Except to the extent that the Software or Assets include (i) any software that has been licensed from a third party, (ii) open source code modules, or (iii) information in the public domain, Seller has developed the Software entirely through the efforts of its employees and the Software is being sold to Purchaser free and clear of all liens, claims, encumbrances, rights and equities of any third party, including, but not limited to, any employee or former employee or independent contractor or consultant of Seller. Seller has, at all times, maintained all trade secrets relating to the Software, including but not limited to the Source Code, in strict confidence and not disclosed same to any person. The operation of the Business by Purchaser, and use of the Software by Purchaser, in the manner currently conducted by Seller and contemplated by this Agreement will not infringe any patent, intellectual property rights, or any other rights of any nature whatever of others; provided, however, that Seller has not conducted a trademark search for any of its product names and makes no representation or warranty with respect to owning exclusive rights to the product names. No action, suit, arbitration, or legal, administrative or other proceeding, or governmental investigation, is pending, or, to the best of Seller’s knowledge, threatened, nor has any claim been asserted or threatened, which involves any Intellectual Property Rights of or used by Seller, or the Software, nor does any state of facts exist under which any such action, suit, arbitration, proceeding or investigation might be based. Seller is not subject to any judgment, order, writ, injunction or decree of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, nor has Seller entered into nor is either a party to any contract which restricts or impairs the use of the Software or any such Intellectual Property Rights. The Software contains no software that has been licensed from a third party that is not paid in full (if payment is or was owed) and which is not easily replaceable in the market or the absence of which, if it cannot be easily replaced, would have a material, adverse effect on the use, operation, benefits or value of the Software.

4.5 Litigation. There is no claim, legal action, counterclaim, suit, arbitration, criminal proceedings, governmental investigation or other legal, administrative or tax proceeding, or any decree or judgment, settlement agreement or order, in effect, progress or pending, or to the best of Seller’s knowledge, threatened, against or relating to Seller, the Business, the Software or the Assets, nor does Seller know or have reason to be aware of any basis for the same.

4.6 Compliance with Laws. Seller has complied in all material respects with all laws, ordinances, regulations, licensing requirements, rules, decrees, awards or orders applicable to the Business or the Assets.

4.7 Effective Complete Transfer. Seller has the complete and unrestricted power and the unqualified right to sell, transfer, convey, assign and deliver the Assets, including the Software, to Purchaser free and clear of any Liens. This Agreement (and the documents to be executed in connection herewith) will effectively convey to Purchaser all of the Assets.

4.8 Contracts.

(a) Schedule 4.8 contains a true and complete list of all Contracts to which Seller is a party and which in any way relate to the operations or properties of Seller or which relate to, or are, will or could be binding upon, or otherwise affect, the Software, the Business or the Assets, separated into two categories (i) Assigned Contracts; and (ii) Contracts that are not Assigned Contracts. Except for the Contracts listed on Schedule 4.8 (true and complete copies of which have been previously delivered to Purchaser or, in the case of oral agreements, descriptions of which are set forth on Schedule 4.8), Seller is not a party to, nor are any of the Software, the Business or the Assets bound or affected by, any Contract.

(b) Seller has in all material respects performed all obligations required to be performed by it under all of the Contracts and is not in breach of any of the terms and conditions of any of the Contracts and no material ongoing obligations exist under any Contract.

(c) Each of the Contracts listed on Schedule 4.8 has been lawfully entered into and is valid and in full force and effect and is enforceable in accordance with its terms. There are no currently threatened cancellations of, nor are there any outstanding disputes under, any Contracts.

(d) The consummation of the transactions contemplated by this Agreement does not require any consent under any Contract listed on Schedule 4.8 and such consummation will not result in the termination of any right or privilege in favor of Seller or Purchaser under any Assigned Contract listed on Schedule 4.8. Seller has not received notice that any party to any Assigned Contract listed on Schedule 4.8 intends to cancel such Assigned Contract nor has any party given Seller notice of any alleged breach of any Contract or of its intent to take any legal action in order to enforce its rights thereunder. All liabilities and obligations of Seller which are due and payable or which are to be performed on or before the date hereof under all such Contracts have been duly paid in full or performed in all material respects. Currently, Seller has no material payment or other obligations of any kind under any of the Contracts.

(e) Seller is not a party to, nor are Seller, the Assets, or the Business bound by, any non-competition agreement or arrangement or any other agreement or arrangement restricting or prohibiting, in any fashion, the way in which the Business is operated, or any of the Assets, including the Software, may be used or commercially exploited, or the intended integration of the Software by Purchaser with the TradeStation trading platform and marketing thereof.

4.9 Receivables. All of Seller’s Receivables arose from bona fide transactions, subject to no defense, offset, allowance or credit, and no disputes exist with regard to such Receivables.

4.10 Licenses and Permits. Seller has all Licenses required for the operation of the Business and the use of its assets and properties as presently operated or used by it. All Licenses held by Seller are valid and in full force and effect and no proceedings which could result in the termination or impairment of any such License are pending, or, to the best of Seller’s knowledge, threatened.

4.11 Truthfulness. No statement, representation or warranty of Seller in this Agreement (including the Exhibits and Schedules hereto) or in any written document or certificate delivered by or on behalf of Seller in connection with the transactions contemplated hereby (or during the negotiation or development of such transactions) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

4.12 Tax Matters. Seller has timely filed all Tax returns and all information returns and reports required to be filed by or with respect to it under the laws of any jurisdiction for all periods ending on or prior to the date hereof and will timely file all such returns and reports required to be filed for periods up to the Closing Date. All such reports and returns were or will be accurately prepared in accordance with the applicable statutes, rules and regulations and are or will be correct as filed in all material respects. Seller has paid all Taxes which have become due and payable and for all taxable periods or portions thereof ending on or prior to the date hereof. Seller is not a party to nor has it been notified that it is the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before any other governmental authority and no claim for assessment, deficiency or collection of Taxes, or proposed assessment, deficiency or collection, for which Seller may be liable, has been asserted or threatened against it. Seller has received no notice of deficiency, assessment or collection or proposed deficiency, assessment or collection from any governmental authority which has not been satisfied, nor does Seller have any reason to believe that any such notice will be received in the future.

4.13 No Sale. Seller has not entered into any contract to sell, license, mortgage, pledge or encumber the Business or any of the Assets other than this Agreement (and other than the licenses with customers as described in Schedule 4.8).

ARTICLE 5

Representations and Warranties of Purchaser and Parent

5.1 Purchaser represents and warrants to Seller, which representations and warranties shall survive for a period of two years from the Closing Date the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, as follows:

5.1.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

5.1.2 Authority. Purchaser has full power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by Purchaser pursuant hereto and to consummate the transactions contemplated hereby and thereby. All proceedings required to be taken by or on the part of Purchaser to authorize such execution, delivery and consummation have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller and Parent) this Agreement constitutes, and such other agreements and instruments when duly executed and delivered by Purchaser will constitute, legal, valid and binding obligations of Purchaser enforceable against it in accordance with their respective terms. The execution and delivery by Purchaser of this Agreement and such other agreements and instruments and the consummation by Purchaser of the transactions contemplated hereby and thereby will not violate any law, or conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on any of the properties or assets of Purchaser pursuant to, the Articles of Incorporation or By-laws of Purchaser or any indenture, mortgage, lease, agreement or instrument, judgment, order, decree, law, ordinance, rule or regulation, to which Purchaser is a party or by which Purchaser or its properties or assets are bound. No approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Purchaser of this Agreement and the other agreements and instruments or the consummation by Purchaser of the transactions contemplated hereby or thereby.

5.1.3 Litigation. There is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, or any decree or judgment, settlement agreement or order, in effect, progress or pending, or to the best of Purchaser’s knowledge, threatened, against or relating to Purchaser, nor does Purchaser know or have reason to be aware of any basis for the same, which would individually or in the aggregate have a material adverse effect on the transactions contemplated by this Agreement.

5.1.4 Truthfulness. No statement, representation or warranty of Purchaser in this Agreement (including the Exhibits and Schedules hereto) or in any written document or certificate delivered by or on behalf of Purchaser in connection with the transactions contemplated hereby (or during the negotiation or development of such transactions) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

5.2 Parent represents and warrants to Seller, which representations and warranties shall survive, for a period of two years from the Closing Date, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, as follows:

5.2.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

5.2.2 Authorized Stock. Parent’s authorized capital stock consists of: 25,000,000 million shares of preferred stock, none of which is outstanding and 200,000,000 million shares of common stock, of which 40,849,661 shares were issued and outstanding as of May 4, 2010.

5.2.3 Authority. Parent has full power and authority to execute and deliver this Agreement and the other agreements, stock certificates and instruments to be executed and delivered by Parent pursuant hereto and to consummate the transactions contemplated hereby and thereby. All proceedings required to be taken by or on the part of Parent to authorize such execution, delivery and consummation have been duly and properly taken. This Agreement has been duly executed and delivered by Parent and (assuming due authorization, execution and delivery by Purchaser and Seller) this Agreement constitutes, and such other agreements and instruments when duly executed and delivered by Parent will constitute, legal, valid and binding obligations of Parent enforceable against it in accordance with their respective terms. The execution and delivery by Parent of this Agreement and such other agreements, stock certificates and instruments and the consummation by Parent of the transactions contemplated hereby and thereby will not violate any law, or conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, the Articles of Incorporation or By-laws of Parent or any indenture, mortgage, lease, agreement or instrument, judgment, order, decree, law, ordinance, rule or regulation, to which Parent is a party or by which Parent or its properties or assets are bound. No approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Parent of this Agreement and the other agreements and instruments or the consummation by Parent of the transactions contemplated hereby or thereby.

5.2.4 Shares to be Issued. The shares of TS Stock to be issued and delivered pursuant to this Agreement will, when so issued, be duly and validly issued, fully paid and nonassessable, subject to the contractual restrictions described in Section 2.3.

5.2.5 Truthfulness. No statement, representation or warranty of Parent in this Agreement (including the Exhibits and Schedules hereto) or in any written document or certificate delivered by or on behalf of Parent in connection with the transactions contemplated hereby (or during the negotiation or development of such transactions) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE 6

Further Covenants and Agreements

6.1 No Retention or Use by Seller after Closing. Except as provided in Section 6.4 and as may be required for tax purposes and other ordinary record keeping, neither Seller nor any of its Affiliates or any of the respective successors and assigns of Seller or such Affiliates will retain any document, data bases or other media embodying any Confidential Information or Know-how.

6.2 Use of Names. Neither Seller nor any of its Affiliates or any of the respective successors and assigns of Seller and such Affiliates shall adopt or otherwise use any Trade Names or Trademarks included in the Assets.

6.3 Certain Covenants of Seller. As an essential inducement to Purchaser to execute and deliver this Agreement and consummate the transactions contemplated hereby, Seller covenants and agrees that it shall from and after the date hereof:

(a) keep secret and retain in the strictest confidence the Confidential Information; provided that, if Seller is required by order of a court or other governmental authority to disclose any Confidential Information, Seller shall immediately notify Purchaser so that Purchaser may attempt to obtain an appropriate protective order, and, in all events, Seller shall only disclose the portion of the Confidential Information required by such order to be disclosed.

(b) not, at any time during the five-year period following the date hereof (the “Covenant Period”), take any action to cause, influence, solicit or participate in the employment, by anyone else (including Seller) of any individual who is an employee of Purchaser or an Affiliate of Purchaser at any time during the Covenant Period;

(c) not, at any time during the Covenant Period, directly or indirectly persuade or attempt to persuade any customer, supplier or strategic partner or independent contractor of the Business or of Purchaser to not do business or to cease doing business with Purchaser or any Affiliate of Purchaser or to reduce the amount of business it does with Purchaser or any Affiliate of Purchaser; and

(d) not, at any time during the Covenant Period, directly or indirectly, manage, operate, join, control or participate in or obtain any interest in, whether as a partner, joint venturer, stockholder, lender, consultant or otherwise, any business or operation wherever conducted which is in any manner similar to, or competitive with, the Business, or the commercial use of the Software, or otherwise involves, directly or indirectly, the design, development, marketing, sale or other exploitation of trading analysis software, provided, however, that that the foregoing restrictions will not apply to (i) the HedgeFacts products or business including any ownership interest in HedgeFacts, LLP or its Affiliates by Seller’s Affiliates or any agreements between HedgeFacts, LLP or its Affiliates and Seller or any of its Affiliates, (ii) the engagement by Seller and its Affiliates in their proprietary business of trading in the markets (e.g., securities, commodities, currencies, etc.) for their own accounts or the accounts of their clients including the use and development of software for the exclusive use of Seller and its Affiliates and clients in connection with such trading business, or (iii) ownership of less than one percent (1%) of the shares or other equity interests of a publicly traded company.

Seller acknowledges that any breach or threatened breach by it of any of the provisions of this Section 6.3 cannot be remedied solely by damages. In the event of a breach or a threatened breach by Seller of any of the provisions of this Section 6.3, Purchaser and Purchaser’s Affiliates shall be entitled to injunctive relief restraining Seller and any business, firm, partnership, individual, corporation or other entity participating in such breach or attempted breach. Nothing herein, however, shall be construed as prohibiting Purchaser and Purchaser’s Affiliates from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages. If all or any portion of the provisions of or covenants contained in this Section 6.3 are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the provisions or the enforceability thereof, which shall be given full effect, without regard to the invalid or unenforceable portion. If all or any portion of the provisions of or covenants contained in this Section 6.3 are held to be unenforceable because of the duration or scope thereof, the parties agree that the court making such determination shall have the power to reduce the duration and/or scope of such provision or covenant and, in its reduced form, said provision or covenant shall be enforceable.

6.4 Use of Prospect Lists. HedgeFacts LLP and its Affiliates may use Seller’s prospect lists in connection with marketing and selling HedgeFacts.

ARTICLE 7

Miscellaneous

7.1 Brokers. Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that neither it nor any party acting on its behalf has incurred any obligations or liabilities, either express or implied, to any “broker,” “finder,” financial adviser, employee, or similar person in respect of any of the transactions contemplated hereby.

7.2 Expenses. Except as otherwise specifically provided in this Agreement, each Party will pay its own expenses incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees and disbursements.

7.3 Amendments and Waivers. The Parties hereto may, by written agreement signed by the Parties, modify any of the covenants or agreements or extend the time for the performance of any of the obligations contained in this Agreement or in any document delivered pursuant to this Agreement. Any Party hereto may waive, by written instrument signed by such Party, any inaccuracies in the representations and warranties of another Party or compliance by another Party with any of its obligations contained in this Agreement or in any document delivered pursuant to this Agreement. This Agreement may be amended only by written instrument signed by the Parties.

7.4 Transferability. The rights and obligations of Seller shall not be assignable without the written consent of Purchaser. The rights and obligations of Purchaser shall be freely assignable without the written consent of Seller as long as (a) Purchaser remains responsible for payment of the Purchase Price, and (b) there is no adverse, material impact to Seller’s (or its beneficial owner’s) ownership of, and right to dispose of, the Restricted Stock included in the Purchase Price. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted assignees. Nothing herein expressed or implied is intended to confer upon any person other than the Parties hereto and their respective permitted assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.5 Notices. Any notice, request or other document to be given hereunder to a party hereto shall be in writing and delivered in person or sent by registered or certified mail, postage prepaid, return receipt requested, or by facsimile, or an overnight air courier service, as follows:

If to Purchaser, addressed to it at:

TradeStation Technologies, Inc.

8050 SW 10th Street, Suite 4000

Plantation, Florida 33324

Attention: General Counsel

Fax No.: (954) 652-5019 and (954) 652-5021

If to Parent, addressed to it at:

TradeStation Group, Inc.

8050 SW 10th Street, Suite 4000

Plantation, Florida 33324

Attention: General Counsel

Fax No.: (954) 652-5019 and (954) 652-5021

If to Seller, addressed to it at:

RINA Technologies, LLC

8180 Corporate Park Drive, Suite 140

Cincinnati, Ohio 45242

Attention: Mr. Leo Zamansky

Fax No.: (513) 469-2223

All such notices, requests and other documents shall be deemed to have been duly given at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, first class postage prepaid, return receipt requested, if mailed; when receipt confirmed, if sent by facsimile; and the second business day after timely delivery to the courier, if sent by an overnight air courier service. Any party hereto may change its address for receiving notices, requests and other documents by giving written notice of such change to the other parties hereto.

7.6 Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Venue for any dispute shall be proper only in Broward County, Florida, if Seller initiates the action, and shall be proper only in Hamilton County, Ohio if Purchaser initiates the action. Each party irrevocably waives any objection it may have to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum. Final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described.

7.7 Partial Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof, except if such holding materially adversely affects Purchaser or Purchaser’s ability to realize the benefits of the proposed transaction.

7.8 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement, however executed, shall be deemed fully executed and delivered in the State of Florida.

7.10 Entire Agreement. This Agreement, together with the Schedules and Exhibits and the agreements and instruments delivered pursuant hereto or thereto, contains the entire Agreement between the Parties, and supersedes any letter of intent or proposal executed or delivered by or on behalf of any of the Parties prior to the date hereof.

7.11 Public Announcements by Seller. Seller shall not make any public announcement concerning the transactions contemplated by this Agreement or the consummation thereof without first obtaining the prior written consent of Purchaser as to the content, form and timing of any such announcement. Purchaser may make an announcement at any time(s) it deems appropriate after consulting with Seller, unless legal disclosure obligations otherwise require.

7.12 Survival and Indemnification

(a) The representations, warranties, covenants and agreements contained in this Agreement, and in any agreements, certificates or other instruments delivered pursuant to this Agreement, shall survive, for a period of two years from the Closing Date, the consummation of the transactions contemplated hereby, and shall remain in full force and effect, regardless of any investigation made by or on behalf of any Party.

(b) Seller hereby agrees to indemnify, defend and hold harmless Purchaser, Purchaser’s stockholders, officers, directors and Affiliates (individually, a “Purchaser Indemnified Party”) from and against all losses, damages, liabilities, costs and expenses (including, without limitation, interest, penalties and reasonable attorneys’ fees and expenses incurred before and at trial or any other proceeding, at all tribunal levels, and whether or not suit or any other proceeding is instituted, and in establishing the right to be indemnified hereunder) (collectively, “Losses”) incurred by a Purchaser Indemnified Party, by reason of or resulting from: (i) any breach or inaccuracy of any of the representations or warranties of Seller contained in or made pursuant to this Agreement or any Schedule or Exhibit or other agreement made pursuant hereto; (ii) any breach of any of the covenants or agreements by Seller contained in or made pursuant to this Agreement; and/or (iii) any Liabilities of Seller or the Business.

(c) Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its members (individually, a “Seller Indemnified Party”) from and against all losses, damages, liabilities, costs and expenses (including, without limitation, interest, penalties and reasonable attorneys’ fees and expenses incurred before and at trial or any other proceeding, at all tribunal levels, and whether or not suit or any other proceeding is instituted, and in establishing the right to be indemnified hereunder) (collectively, “Losses”) incurred by a Seller Indemnified Party, directly or indirectly, by reason of or resulting from (i) any breach or material inaccuracy of any of the representations or warranties of Purchaser contained in or made pursuant to this Agreement; and/or (ii) any breach of any of the covenants or agreements by Purchaser contained in or made pursuant to this Agreement.

(d) The remedies provided herein shall be cumulative and shall not preclude the assertion by any Party of any other rights or the seeking of any other remedies against the other Party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

TRADESTATION TECHNOLOGIES, INC.		RINA TECHNOLOGIES, LLC By: RINA Holdings, LLC, Authorized Member

By:	/s/ Monalee Zarapkar	By:	/s/ Leo Zamansky
	Monalee Zarapkar, Vice President And Deputy General Counsel		Leo Zamansky, Authorized Member

The undersigned is executing this Agreement for the sole purpose of agreeing to the distribution of the Restricted Stock to its members as described in Section 2.3 of this Agreement.

RINA Holdings, LLC

By:	/s/ Leo Zamansky
Leo Zamansky, Authorized Member

The undersigned is executing this Agreement for the sole purpose of making the representations and warranties set forth in Section 5.2 of this Agreement.

TRADESTATION GROUP, INC.

By:	/s/ Monalee Zarapkar
Monalee Zarapkar, Vice President
And Deputy General Counsel